Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Manager, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST REPORTS

FOURTH QUARTER AND FULL-YEAR 2012 RESULTS

Exceeds Goal of 850,000 Square Feet of New Leasing for 2012

WASHINGTON, D.C. (February 21, 2013) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three and twelve months ended December 31, 2012.

Fourth Quarter 2012 and Subsequent Highlights

•	Core Funds From Operations of $16.8 million, or $0.32 per diluted share.

•	Same-property net operating income increased by 6.3% on an accrual basis and 5.3% on a cash basis.

•	Executed 609,000 square feet of leases, including 291,000 square feet of new leases.

•	Sold two buildings totaling 39,000 square feet at Owing Mills Business Park in Maryland for net proceeds of $3.5 million.

•

Provided an updated Strategic and Capital Plan, which included the marketing of its industrial properties, the implementation of targeted portfolio management initiatives, the execution of steps designed to increase balance sheet flexibility and reduce leverage, and a rightsizing of its quarterly dividend.

Full-Year 2012 Highlights

•	Core Funds From Operations of $63.6 million, or $1.20 per diluted share.

•	Same-property net operating income increased by 3.8% on an accrual basis and 3.0% on a cash basis.

•	Executed 2.2 million square feet of leases, including 921,000 square feet of new leases.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated, “We ended the year with strong leasing momentum, bringing our total new leasing to 921,000 square feet, which exceeded our goal of 850,000 square feet for the year. We realized solid NOI growth in the quarter as we focused on strengthening our core portfolio performance. We have also announced strategic initiatives that include significant steps to increase our balance sheet capacity, enhance our liquidity, and improve our financial flexibility. As we execute on the steps in our updated strategic and capital plan, we will continue to evolve our portfolio in order to maximize cash flow and focus on long term value creation.”

Funds From Operations (“FFO”) and Core FFO increased for the three months ended December 31, 2012 compared with the same period in 2011 primarily due to an increase in the Company’s net operating income. Increases in net operating income also resulted in an increase in Core FFO for the twelve months ended December 31, 2012 compared with the same period in 2011. The increase in net operating income in 2012 compared to 2011 was a result of higher occupancy in the Company’s portfolio and the benefit of a full year of operations from the Company’s 2011 property acquisitions.

FFO decreased for the twelve months ended December 31, 2012 compared with the same period in 2011 due to costs associated with the Company’s internal investigation, certain remedial and enhancement measures implemented in response to such investigation and debt extinguishment charges. In 2012, the Company incurred $3.4 million of legal and accounting fees associated with the internal investigation and $1.1 million of personnel separation costs. In the second quarter of 2012, the Company recorded $13.2 million of debt extinguishment charges, primarily related to the prepayment of its senior notes.

A reconciliation between Core FFO and FFO available to common shareholders for the three and twelve months ended December 31, 2012 and 2011 is presented below (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2012		2011		2012		2011
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$16,805	$0.32	$15,578	$0.30	$63,605	$1.20	$56,720	$1.10
Acquisition costs	—	—	(567)	(0.01)	(49)	—	(5,042)	(0.09)
Development and redevelopment costs	(397)	(0.01)	(200)	(0.01)	(397)	(0.01)	(200)	(0.01)
Contingent consideration related to acquisition of property	(39)	—	—	—	(152)	—	1,487	0.03
Deferred abatement and straight-line amortization(1)	1,567	0.03	—	—	3,134	0.06	—	—
Change in tax regulations(2)	—	—	—	—	4,327	0.08	—	—
Internal investigation costs	(137)	—	—	—	(3,412)	(0.06)	—	—
Personnel separation costs	(732)	(0.02)	—	—	(1,128)	(0.03)	—	—
Loss on debt extinguishment(3)	(466)	(0.01)	—	—	(13,792)	(0.26)	—	—

FFO available to common shareholders	$16,601	$0.31	$14,811	$0.28	$52,136	$0.98	$52,965	$1.03

Net income (loss)	$880		$(1,899)		$(8,381)		$(8,752)
Net loss per diluted common share	$(0.04)		$(0.08)		$(0.40)		$(0.35)

(1)

Represents the accelerated amortization of the straight-line balance and the deferred abatement for Engineering Solutions at I-66 Commerce Center, which is terminating its lease prior to completion. The tenant is expected to vacate the property at the end of March 2013.

(2)	Reflects the one-time non-cash impact of new tax regulations enacted by the District of Columbia that became effective in September 2012.
(3)	During the three months ended December 31, 2012, the Company incurred a $0.5 million charge related to the defeasance of a mortgage loan that encumbered four buildings at Owings Mills Business Park.

The Company’s consolidated portfolio was 84.9% leased and 83.0% occupied at December 31, 2012 compared with 84.9% leased and 83.2% occupied at September 30, 2012 and 84.3% leased and 81.8% occupied at December 31, 2011. On a year-over-year basis, the increase in both the leased and occupied percentages reflects the lease up of previously vacant space in the Company’s portfolio. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Fourth Quarter 2012 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

A reconciliation of net income (loss) to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Property Operations

During the fourth quarter, the Company executed 609,000 square feet of leases, which consisted of 291,000 square feet of new leases and 318,000 square feet of renewal leases. The 318,000 square feet of renewal leases in the quarter reflects a 58% retention rate, which is a result of a large number of move-outs in the Company’s Maryland region. For the year ended December 31, 2012, the Company executed 2.2 million square feet of leases, which included 921,000 square feet of new leases.

Same-property net operating income (“Same-Property NOI”) increased 6.3% and 3.8% for the three and twelve months ended December 31, 2012, respectively, compared with the same periods in 2011. The increase in Same-Property NOI was primarily due to an increase in occupancy at Redland Corporate Center and Atlantic Corporate Park, both of which were acquired with significant vacancy.

A reconciliation of net income (loss) to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Dispositions

On November 7, 2012, the Company sold two buildings, totaling 39,000 square feet, at Owings Mills Business Park for net proceeds of $3.5 million. The operating results of the property are reflected as discontinued operations in the Company’s consolidated statement of operations for each of the periods presented in this press release.

Financing Activity

On October 1, 2012, the Company repaid a $23.4 million mortgage loan that encumbered Crossways Commerce Center and a $14.7 million mortgage loan that encumbered Newington Business Park Center with proceeds from a draw under its unsecured revolving credit facility.

On October 17, 2012, the Company placed a $22.0 million mortgage loan on 1005 First Street, NE, a consolidated joint venture in which the Company has a 97% ownership interest. The mortgage loan incurs interest at a variable rate of LIBOR plus a spread of 2.75% (with a floor of 5.0%) and matures in October 2014, with a one-year extension option at the Company’s discretion. The Company used a portion of its share of the proceeds from the mortgage loan, which totaled $19.1 million, to pay down $16.0 million of the outstanding balance under its unsecured revolving credit facility.

On December 27, 2012, the Company repaid $10 million of the outstanding balance under its secured term loan with proceeds from a draw under its unsecured revolving credit facility.

On January 2, 2013, the Company repaid a $3.2 million mortgage loan that encumbered Prosperity Business Center with proceeds from a draw under its unsecured revolving credit facility.

On February 7, 2013, the Company entered into a senior secured multi-tranche term loan facility (the “Bridge Loan”) with KeyBank National Association and borrowed $30.0 million under the Bridge Loan to repay a $15.4 million mortgage loan that encumbered Cedar Hill and a $13.3 million mortgage loan that encumbered the Merrill Lynch Building. The Bridge Loan has a borrowing capacity of up to $40.0 million, which can be drawn in four separate tranches before March 31, 2013. The Bridge Loan has a variable interest rate of LIBOR plus a spread of 2.15% and matures in November 2013, with a three-month extension at the Company’s option. The Company can repay all or a portion of the Bridge Loan at any time during the term of the loan. In March 2013, the Company intends to use proceeds from a draw under the Bridge Loan to repay a $7.6 million mortgage loan that encumbers Crossways Commerce Center.

On February 8, 2013, the Company and its bank lenders amended its unsecured revolving credit facility and existing term loans to provide increased flexibility on a short-term basis under certain financial covenants, specifically extending the December 31, 2012 requirements under the consolidated total leverage, unencumbered pool leverage and consolidated debt yield covenants in the near term, and proactively addressing the impact that the potential industrial portfolio sale would have on the covenants relating to tangible net worth and dispositions as a percentage of gross asset value.

Industrial Portfolio Sale

As previously announced in connection with its updated strategic and capital plan, the Company is currently marketing the majority of its industrial properties in a portfolio sale through Eastdil Secured. The industrial portfolio represents approximately 4.3 million square feet, 2.6 million square feet of which are located in Southern Virginia.

The Company believes that a portfolio sale of its industrial properties provides the most efficient means of de-levering its balance sheet, while preserving net asset value for shareholders. Potential proceeds from the sale of the industrial properties will largely be utilized to repay outstanding debt. In addition to providing capital to improve balance sheet flexibility, the potential sale of the Company’s industrial portfolio is expected to strengthen First Potomac’s operating metrics, and further streamline the Company’s focus on office properties, which would represent more than 50% of total revenues after the sale.

The Company can provide no assurances regarding the timing or pricing of the industrial portfolio sale, or that the sale will occur at all.

Balance Sheet

The Company had $933.9 million of debt outstanding at December 31, 2012, of which $418.9 million was fixed-rate debt and $350.0 million was variable-rate debt that had been swapped to a fixed interest rate. The remainder of the Company’s debt, $165.0 million, was variable-rate debt that consisted of borrowings under its secured term loan and unsecured revolving credit facility.

Dividends

On January 22, 2013, the Company declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend was paid on February 15, 2013 to common shareholders of record as of February 8, 2013. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend was paid on February 15, 2013 to preferred shareholders of record as of February 8, 2013.

Core FFO Guidance

The Company issued its full-year 2013 Core FFO guidance of $1.17 to $1.23 per diluted share. The following guidance does not include the impact of the industrial portfolio sale. At this time, the Company is not providing any guidance with respect to the timing or anticipated proceeds from the industrial portfolio sale. The Company’s guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance as actual and anticipated results vary from these assumptions.

The following is a summary of the assumptions that the Company used in arriving at its guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges(1)
Portfolio NOI(2)	$125,000	—	$128,000
Interest and Other Income	6,000
FFO from Unconsolidated Joint Ventures	5,000	—	5,500
Interest Expense	$39,000	—	$41,000
G&A	19,500	—	20,500
Preferred Dividends	12,400
Weighted Average Shares	53,000	—	53,500
Average Occupancy	83.5%	—	84.5%
Year-End Occupancy	84.0%	—	85.5%
Same-Property NOI Growth – Accrual Basis	(2.0)%	—	0%

(1)	The Company’s guidance does not take into consideration any additional dispositions, acquisitions, asset impairments or capital raising activities.
(2)

Does not include the $1.5 million straight-line rent impact associated with Engineering Solutions at I-66 Commerce Center. The tenant has notified the Company of its intention to terminate its lease at the end of the first quarter of 2013, and the resulting adjustment reflects the amortization of the tenant’s deferred abatement and straight-line balance over the tenant’s remaining lease term.

Guidance Range for 2013	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.19)	$(0.13)
Real estate depreciation(1)	1.40	1.40
I-66 Commerce Center accelerated amortization	(0.03)	(0.03)
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.01)	(0.01)

Core FFO per diluted share	$1.17	$1.23

(1)	Includes the Company’s pro-rata share of depreciation from its unconsolidated joint ventures.
(2)

Items excluded from Core FFO consist of costs associated with the potential industrial portfolio sale, contingent consideration, debt retirement charges, debt modification charges and the acceleration of the amortizations of deferred abatement and straight-line balance mentioned above in footnote 2 to the table above regarding the Company’s expected ranges.

Investor Conference Call and Webcast

First Potomac will host a conference call on February 22, 2013 at 9:00 AM ET to discuss fourth quarter and full-year results, its 2013 Core FFO guidance and its updated strategic and capital plan in greater detail.

The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on February 22, 2013, until midnight ET on March 1, 2013. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 407568.

A live broadcast of the conference call will also be available online at the Company’s website, www.first-potomac.com, on February 22, 2013, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of December 31, 2012, the Company’s consolidated portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 43% office properties, 34% business parks and 23% industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly a million square feet of First Potomac property is LEED Certified, with the potential for another one million square feet in future development projects. Approximately half of the portfolio’s total square footage of multi-story office property is either LEED or Energy Star Certified and 82% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. On October 31, 2011, NAREIT issued revised guidance regarding the exclusion of impairment write-downs of depreciable assets reported in FFO. As a result, the Company began excluding impairment losses from FFO in the fourth quarter of 2011 and has restated FFO from prior periods to exclude such charges consistent with NAREIT’s guidance. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint ventures. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal and accounting costs related to the Company’s internal investigation, personnel separations costs, contingent consideration charges and acquisition costs. The Company provides a reconciliation of FFO to Core FFO in the financial tables accompanying this press release.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and industrial properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods compared, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same-Property NOI to net income from its consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding the Company’s 2013 Core FFO guidance and related assumptions, the potential sale of the Company’s industrial portfolio and the timing of such sale, and anticipated debt repayment, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in its 10-K for the year ended December 31, 2011 and to re-establish and maintain effective internal controls over financial reporting and disclosure controls and procedures; the impact of the Company’s recent internal investigation, including any remedial actions and enhancement measures implemented in response to the internal investigation; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and Core FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Rental	$40,283	$36,451	$155,126	$138,261
Tenant reimbursements and other	9,917	8,414	38,193	32,929

Total revenues	50,200	44,865	193,319	171,190

Operating expenses:
Property operating	11,901	10,403	45,936	41,123
Real estate taxes and insurance	4,553	4,457	18,262	16,563
General and administrative	5,781	3,481	23,568	16,027
Acquisition costs	—	567	49	5,042
Depreciation and amortization	17,440	15,086	66,284	59,997
Impairment of real estate assets	—	—	2,444	—
Contingent consideration related to acquisition of property	39	—	152	(1,487)

Total operating expenses	39,714	33,994	156,695	137,265

Operating income	10,486	10,871	36,624	33,925

Other expenses, net:
Interest expense	10,668	11,300	43,322	41,367
Interest and other income	(1,522)	(1,521)	(6,052)	(5,290)
Equity in earnings of affiliates	(92)	(132)	(40)	(20)
Gain on sale of investment	—	—	(2,951)	—
Loss on debt extinguishment	466	—	13,687	—

Total other expenses, net	9,520	9,647	47,966	36,057

Income (loss) from continuing operations before income taxes	966	1,224	(11,342)	(2,132)

(Provision) benefit for income taxes	—	(23)	4,142	633

Income (loss) from continuing operations	966	1,201	(7,200)	(1,499)

Discontinued operations:
Loss from operations	(86)	(3,100)	(1,342)	(9,207)
Gain on sale of real estate property	—	—	161	1,954

Loss from discontinued operations	(86)	(3,100)	(1,181)	(7,253)

Net income (loss)	880	(1,899)	(8,381)	(8,752)

Less: Net loss attributable to noncontrolling interests	110	219	986	688

Net income (loss) attributable to First Potomac Realty Trust	990	(1,680)	(7,395)	(8,064)

Less: Dividends on preferred shares	(3,100)	(2,228)	(11,964)	(8,467)

Net loss attributable to common shareholders	$(2,110)	$(3,908)	$(19,359)	$(16,531)

Depreciation and amortization:
Real estate assets	17,440	15,086	66,284	59,997
Discontinued operations	—	158	131	1,147
Unconsolidated joint ventures	1,428	833	5,883	2,391
Consolidated joint ventures	(49)	(36)	(177)	(108)
Impairment of real estate assets	—	2,905	3,516	8,726
Gain on sale	—	—	(3,091)	(1,954)
Net loss attributable to noncontrolling interests in the Operating Partnership	(108)	(227)	(1,051)	(703)

Funds from operations available to common shareholders	$16,601	$14,811	$52,136	$52,965

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Funds from operations (FFO)	$19,701	$17,039	$64,100	$61,432
Less: Dividends on preferred shares	(3,100)	(2,228)	(11,964)	(8,467)

FFO available to common shareholders	16,601	14,811	52,136	52,965
Acquisition costs	—	567	49	5,042
Development and redevelopment costs	397	200	397	200
Contingent consideration related to acquisition of property	39	—	152	(1,487)
Deferred abatement and straight-line amortization	(1,567)	—	(3,134)	—
Change in tax regulations(1)	—	—	(4,327)	—
Internal investigation costs	137	—	3,412	—
Personnel separation costs	732	—	1,128	—
Loss on debt extinguishment(2)	466	—	13,792	—

Core FFO	$16,805	$15,578	$63,605	$56,720

Basic and diluted earnings per common share:
Loss from continuing operations	$(0.04)	$(0.01)	$(0.38)	$(0.21)
Loss from discontinued operations	—	(0.07)	(0.02)	(0.14)

Net loss	$(0.04)	$(0.08)	$(0.40)	$(0.35)

Weighted average common shares outstanding:
Basic and diluted	50,329	49,463	50,120	49,323
FFO available to common shareholders per share – basic and diluted	$0.31	$0.28	$0.98	$1.03
Core FFO per share – diluted	$0.32	$0.30	$1.20	$1.10
Weighted average common shares and units outstanding:
Basic	52,927	52,384	52,833	51,521
Diluted	53,026	52,510	52,921	51,663

(1)	Reflects the one-time non-cash impact of new tax regulations enacted by the District of Columbia that became effective in September 2012.
(2)

Includes $0.1 million of costs incurred in conjunction with the expansion of the Company’s unsecured term loan in the first quarter of 2012, which are included in “Interest expense” in the Company’s consolidated statements of operations.

FIRST POTOMAC REALTY TRUST

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets:
Rental property, net	$1,450,679	$1,439,661
Assets held-for-sale	—	5,297
Cash and cash equivalents	9,374	16,749
Escrows and reserves	13,421	18,455
Accounts and other receivables, net of allowance for doubtful accounts of $1,799 and $3,065, respectively	15,271	11,404
Accrued straight-line rents, net of allowance for doubtful accounts of $530 and $369, respectively	28,133	18,028
Notes receivable, net	54,730	54,661
Investment in affiliates	50,596	72,518
Deferred costs, net	40,370	34,683
Prepaid expenses and other assets	8,597	9,275
Intangible assets, net	46,577	59,021

Total assets	$1,717,748	$1,739,752

Liabilities:
Mortgage loans	$418,864	$432,023
Senior notes	—	75,000
Secured term loan	10,000	30,000
Unsecured term loan	300,000	225,000
Unsecured revolving credit facility	205,000	183,000
Accounts payable and other liabilities	64,920	53,507
Accrued interest	2,653	2,782
Rents received in advance	9,948	11,550
Tenant security deposits	5,968	5,603
Deferred market rent, net	3,535	4,815

Total liabilities	1,020,888	1,023,280

Noncontrolling interests in the Operating Partnership	34,367	39,981
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 and 4,600 shares issued and outstanding, respectively	160,000	115,000
Common shares, $0.001 par value, 150,000 shares authorized; 51,047 and 50,321 shares issued and outstanding, respectively	51	50
Additional paid-in capital	804,584	798,171
Noncontrolling interests in consolidated partnerships	3,728	4,245
Accumulated other comprehensive loss	(10,917)	(5,849)
Dividends in excess of accumulated earnings	(294,953)	(235,126)

Total equity	662,493	676,491

Total liabilities, noncontrolling interests and equity	$1,717,748	$1,739,752

FIRST POTOMAC REALTY TRUST

Same-Property Analysis

(unaudited, dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Same-Property NOI(1)
Total base rent	$37,885	$36,231	$127,117	$122,727
Tenant reimbursements and other	8,746	7,533	25,645	25,286
Property operating expenses	(10,855)	(9,937)	(34,845)	(34,268)
Real estate taxes and insurance	(4,377)	(4,296)	(14,465)	(14,098)

Same-Property NOI—accrual basis	31,399	29,531	103,452	99,647
Straight-line revenue, net	(265)	(159)	(570)	226
Deferred market rental revenue, net	(277)	(56)	(921)	(872)

Same-Property NOI—cash basis	$30,857	$29,316	$101,961	$99,001

Change in same-property NOI—accrual basis	6.3%		3.8%
Change in same-property NOI—cash basis	5.3%		3.0%
Same-property percentage of total portfolio (sf)	97.7%		91.2%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$50,200	$44,865	$193,319	$171,190
Property operating expenses	(11,901)	(10,403)	(45,936)	(41,123)
Real estate taxes and insurance	(4,553)	(4,457)	(18,262)	(16,563)

NOI	33,746	30,005	129,121	113,504
Less: Non-same property NOI(2)	(2,347)	(474)	(25,669)	(13,857)

Same-Property NOI – accrual basis	$31,399	$29,531	$103,452	$99,647

	Three Months Ended December 31, 2012	Percentage of Base Rent	Twelve Months Ended December 31, 2012	Percentage of Base Rent
Change in Same-Property NOI by Region (accrual basis)
Washington, D.C.	7.5%	12%	2.1%	7%
Maryland	11.9%	31%	11.8%	34%
Northern Virginia	6.5%	29%	4.0%	29%
Southern Virginia	0.0%	28%	(3.7)%	30%
Change in Same-Property NOI by Property Type (accrual basis)
Business Park	4.0%	34%	2.8%	38%
Industrial	3.8%	22%	(4.8)%	26%
Office / Office Park	9.9%	44%	14.4%	36%

(1)

Same-property comparisons are based upon those consolidated properties owned for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties: Three Flint Hill, 440 First Street, NW, Hillside and Davis Drive. For the twelve months ended December 31, 2012 and 2011, same property comparisons also exclude the operating results of 1005 First Street, NE, Greenbrier Towers I & II, One Fair Oaks, Cedar Hill I & II, Merrill Lynch and 840 First Street, NE.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.